EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-217399 on Form S-8 of PCSB Financial Corporation of our report dated October 12, 2018 appearing in this Annual Report on Form 11-K of PCSB Bank 401(k) Savings Plan (f/k/a Putnam County Savings Bank 401(k) Savings Plan) for the year ended December 31, 2017.

/s/ Crowe LLP

New York, New York

October 12, 2018